Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – October 26, 2022 – Teledyne Technologies Incorporated (NYSE:TDY)

•Record third quarter sales of $1,363.6 million, an increase of 3.9% compared with last year
•Record third quarter GAAP diluted earnings per share of $3.74 and non-GAAP diluted earnings per share of $4.54
•Record GAAP operating margin of 18.0%
•Non-GAAP operating margin of 21.6%
•Increasing full year 2022 GAAP earnings outlook to $15.46 to $15.60 diluted earnings per share, compared with the prior outlook of $15.13 to $15.45, and full year non-GAAP earnings outlook to $17.70 to $17.80, compared with the prior outlook of $17.45 to $17.70
•Record third quarter cash from operations of $268.9 million
•Earlier today, announced agreement to acquire ETM-Electromatic

Teledyne today reported third quarter 2022 net sales of $1,363.6 million, compared with net sales of $1,311.9 million for the third quarter of 2021, an increase of 3.9%. Net income attributable to Teledyne was $178.3 million ($3.74 diluted earnings per share) for the third quarter of 2022, compared with $134.1 million ($2.81 diluted earnings per share) for the third quarter of 2021, an increase of 33.0%. The third quarter of 2022 included $48.9 million of pretax acquired intangible asset amortization expense and $0.8 million of acquisition related discrete tax expense. Excluding these charges, non-GAAP net income attributable to Teledyne for the third quarter of 2022 was $216.5 million ($4.54 diluted earnings per share). In the third quarter of 2021, Teledyne incurred pretax expenses of $92.3 million, which included $55.3 million in acquired intangible asset amortization expense, $35.2 million in acquired inventory step-up expense and $1.8 million of transaction and integration-related costs. In the third quarter of 2021, Teledyne also incurred $1.7 million of acquisition related discrete tax expense. Excluding these charges, non-GAAP net income attributable to Teledyne for the third quarter of 2021 was $207.2 million ($4.34 diluted earnings per share). Operating margin was 18.0% for the third quarter of 2022, compared with 14.5% for the third quarter of 2021. Excluding acquisition-related transaction and purchase accounting expenses, non-GAAP operating margin for the third quarter of 2022 was 21.6%, compared with 21.5% for the third quarter of 2021.

“We are proud of our performance this quarter, as well as Teledyne’s long history of navigating challenging markets. Despite the strong U.S. dollar, supply chain constraints and inflation, we achieved record third quarter sales, earnings, operating margin and free cash flow,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “Third quarter core sales growth was approximately 6.9% but was negatively impacted by foreign currency translation. Overall demand remained healthy with a total book to bill ratio of 1.06x due to particular strength in our longer-cycle government, marine and aviation businesses. We continue to execute our strategy, which has delivered long-term results regardless of economic conditions. That is, maintain a balanced and resilient mix of commercial and government businesses across a broad range of geographies and markets, continue to simplify operations to improve margins, and acquire and integrate complementary businesses to continuously compound earnings and cash flow. On the final point, we are pleased to have announced this morning the pending acquisition of ETM, which is uniquely complementary to both our defense electronics and healthcare imaging businesses.”
Review of Operations
Comparisons are with the third quarter of 2021, unless noted otherwise. In the current year, gain (loss) on debt extinguishment was presented as a separate line item on the income statement. Prior year amounts were reclassified to conform to current year presentation.
Digital Imaging
The Digital Imaging segment’s third quarter 2022 net sales were $777.9 million, compared with $760.6 million, an increase of 2.3%. Operating income was $133.7 million for the third quarter of 2022, compared with $94.9 million, an increase of 40.9%.
The third quarter of 2022 net sales increase primarily resulted from greater sales of industrial and scientific sensors and cameras, X-ray products, and commercial infrared imaging solutions, partially offset by lower sales of surveillance systems for defense applications. The third quarter of 2021 included $35.2 million in FLIR inventory step-up expense. Acquired intangible amortization expense for the third quarter of 2022 was $44.7 million compared with $50.1 million. Excluding these expenses, operating income declined slightly during the quarter.
Instrumentation
The Instrumentation segment’s third quarter 2022 net sales were $306.4 million, compared with $287.1 million, an increase of 6.7%. Operating income was $71.1 million for the third quarter of 2022, compared with $63.0 million, an increase of 12.9%.
The third quarter of 2022 net sales increase resulted from higher sales across all external product lines. Sales of test and measurement instrumentation increased $7.2 million, sales of environmental instrumentation increased $6.8 million, and sales of marine instrumentation increased $5.3 million, respectively. The increase in operating income primarily reflected the impact of higher sales and favorable product mix.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s third quarter 2022 net sales were $169.5 million, compared with $161.8 million, an increase of 4.8%. Operating income was $44.3 million for the third quarter of 2022, compared with $35.9 million, an increase of 23.4%.
The third quarter of 2022 net sales reflected higher sales of $6.9 million for aerospace electronics and $0.8 million for defense electronics. Operating income in the third quarter of 2022 reflected the impact of higher sales of aerospace electronics and improved margins across most product categories.

Engineered Systems
The Engineered Systems segment’s third quarter 2022 net sales were $109.8 million, compared with $102.4 million, an increase of 7.2%. Operating income was $11.9 million for the third quarter of 2022, compared with $11.5 million, an increase of 3.5%.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $268.9 million for the third quarter of 2022, compared with $192.8 million. The third quarter of 2022 reflected stronger trade receivable collections compared with the third quarter of 2021. Depreciation and amortization expense for the third quarter of 2022 was $80.8 million compared with $90.2 million. Non-cash inventory step-up expense related to FLIR was $35.2 million for the third quarter of 2021, and there was no comparable amount recorded in the third quarter of 2022. Capital expenditures for the third quarter of 2022 were $16.7 million compared with $29.2 million.

During the third quarter of 2022, Teledyne repaid $30.0 million of floating rate debt which reduced its term loan due May 2026. Teledyne received $0.9 million from the exercise of stock options in the third quarter of 2022 compared with $5.5 million.

As of October 2, 2022, net debt was $3,439.1 million which is calculated as total debt of $3,918.4 million, net of cash and cash equivalents of $479.3 million. As of January 2, 2022, net debt was $3,624.7 million and included total debt of $4,099.4 million, net of cash and cash equivalents of $474.7 million. As of October 2, 2022, approximately $1,003.6 million was available under the $1.15 billion credit facility, after reductions of $125.0 million in outstanding borrowings and $21.4 million in outstanding letters of credit.

	Third Quarter
Free Cash Flow	2022	2021
Cash provided by operating activities	$268.9	$192.8
Capital expenditures for property, plant and equipment	(16.7)	(29.2)
Free cash flow	252.2	163.6
FLIR transaction related cash payments, net of tax	—	2.1
Adjusted free cash flow	$252.2	$165.7
Income Taxes
The effective tax rate for the third quarter of 2022 was 23.0%, compared with 20.1%. The third quarter of 2022 reflected net discrete income tax benefits of $0.3 million. The third quarter of 2021 reflected net discrete income tax benefit of $6.3 million, which included a $3.0 million income tax benefit related to share-based accounting and an income tax benefit of $4.9 million primarily related to research and development and foreign tax credits. Excluding the net discrete income tax items in both periods, the effective tax rates would have been 23.1% for the third quarter of 2022, compared with 23.9%.

Other
Corporate expense was $15.8 million for the third quarter of 2022 compared with $15.7 million. Stock option expense was $3.7 million for the third quarter of 2022 compared with $5.8 million. Non-service retirement benefit income was $2.9 million for the third quarter of 2022 compared with $2.8 million. Interest expense, net of interest income, was $22.0 million for the third quarter of 2022 compared with $23.8 million.
Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2022 GAAP diluted earnings per share will be in the range of $3.67 to $3.80 and full year 2022 GAAP diluted earnings per share will be in the range of $15.46 to $15.60. The company's management further believes that fourth quarter 2022 non-GAAP diluted earnings per share will be in the range of $4.46 to $4.56 and full year 2022 non-GAAP diluted earnings per share will be in the range of $17.70 to $17.80. The non-GAAP outlook excludes acquired intangible asset amortization for all acquisitions and benefits or charges for acquisition-related tax matters. The company’s annual expected tax rate for 2022 is 23.1%, before discrete tax items.
Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures presented provides management, financial analysts, and investors with additional useful information in evaluating the performance of the company. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Further details on reasons that we use non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances.
The forward-looking statements contained herein may include statements relating to stock option compensation expense, and about the continuing expected effects on Teledyne of the acquisition of FLIR and synergies related to the transaction, anticipated capital expenditures and product developments, and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.
Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including ongoing challenges and uncertainties posed by the COVID pandemic for businesses and governments around the world, including production, supply, contractual and other disruptions, such as COVID related lockdowns, facility closures, furloughs and travel restrictions; the inability to achieve operating synergies with respect to the FLIR acquisition; changes in relevant tax and other laws; foreign currency exchange risks; rising interest rates; risks associated with indebtedness, as well as our ability to reduce indebtedness and the timing thereof; the impact of semiconductor and other supply chain shortages; higher inflation, including wage competition and higher shipping costs; labor shortages and competition for skilled personnel; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; operating results of FLIR being lower than anticipated; disruptions in the global economy; the ongoing conflict between Russia and Ukraine, including the impact to energy prices and availability, especially in Europe; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID pandemic, inflation, rising interest costs, and economic conditions; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; the continuing review and resolution of FLIR’s export and tax matters; escalating economic and diplomatic tension between China and the United States; threats to the security of our confidential and proprietary information, including cybersecurity threats; and natural and man-made disasters, including those related to or intensified by climate change; and our ability to achieve emission reduction targets and decrease our carbon footprint. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including those implemented in response to climate change, could further negatively affect our businesses that supply the oil and gas industry.

Weakness in the commercial aerospace industry negatively affects the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended January 2, 2022, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Teledyne assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
A live webcast of Teledyne’s third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, October 26, 2022. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, October 26, 2022.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
OCTOBER 2, 2022 AND OCTOBER 3, 2021
(Unaudited - in millions, except per share amounts)

	Third Quarter	Third Quarter (a)	Nine Months	Nine Months (a)
	2022	2021	2022	2021
Net sales	$1,363.6	$1,311.9	$4,040.4	$3,238.6
Costs and expenses:
Costs of sales	785.8	787.7	2,327.0	1,943.3
Selling, general and administrative expenses	283.7	279.3	861.4	768.2
Acquired intangible asset amortization (b)	48.9	55.3	153.8	97.9
Total costs and expenses	1,118.4	1,122.3	3,342.2	2,809.4
Operating income	245.2	189.6	698.2	429.2
Interest and debt expense, net	(22.0)	(23.8)	(66.8)	(67.3)
Gain (loss) on debt extinguishment	—	—	10.6	(13.4)
Non-service retirement benefit income	2.9	2.8	8.6	8.4
Other income (expense), net	5.2	(0.7)	5.2	4.4
Income before income taxes	231.3	167.9	655.8	361.3
Provision for income taxes (c)	53.1	33.8	93.7	77.8
Net income including noncontrolling interest	178.2	134.1	562.1	283.5
Less: Net income (loss) attributable to noncontrolling interest	(0.1)	—	(0.1)	—
Net income attributable to Teledyne	$178.3	$134.1	$562.2	$283.5

Diluted earnings per share attributable to Teledyne common shareholders	$3.74	$2.81	$11.79	$6.58

Weighted average diluted Teledyne common shares outstanding	47.7	47.7	47.7	43.1

a) The third quarter of 2021 includes pretax charges of $92.3 million primarily related to the acquisition of FLIR. Of this amount, $35.2 million was recorded to cost of sales, $1.8 million was recorded to selling, general and administrative expenses and $55.3 million was recorded to acquired intangible asset amortization ($9.7 million related to prior acquisitions). The first nine months of 2021 includes pretax charges of $289.3 million mostly related to the acquisition of FLIR, of which, $58.9 million was recorded to cost of sales, $102.1 million was recorded to selling, general and administrative expenses, $97.9 million was recorded to acquired intangible asset amortization, ($29.5 million related to prior acquisitions) and $30.6 million was recorded to interest expense.
b)    The third quarter and first nine months of 2022 includes pretax charges of $40.9 million and $127.4 million in acquired intangible asset amortization related to FLIR, respectively.
c) The third quarter and first nine months of 2022 includes net discrete income tax benefits of $0.3 million and $57.8 million, respectively. The third quarter and first nine months of 2021 includes net discrete income tax benefits of $6.3 million and $8.5 million, respectively.

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
OCTOBER 2, 2022 AND OCTOBER 3, 2021
(Unaudited - $ in millions)

	Third Quarter	Third Quarter	% Change	Nine Months	Nine Months	% Change
	2022	2021		2022	2021
Net sales:
Digital Imaging	$777.9	$760.6	2.3%	$2,304.2	$1,603.4	43.7%
Instrumentation	306.4	287.1	6.7%	927.8	864.7	7.3%
Aerospace and Defense Electronics	169.5	161.8	4.8%	504.5	465.4	8.4%
Engineered Systems	109.8	102.4	7.2%	303.9	305.1	(0.4)%
Total net sales	$1,363.6	$1,311.9	3.9%	$4,040.4	$3,238.6	24.8%
Operating income:
Digital Imaging (a)	$133.7	$94.9	40.9%	$367.3	$231.5	58.7%
Instrumentation	71.1	63.0	12.9%	216.3	187.0	15.7%
Aerospace and Defense Electronics	44.3	35.9	23.4%	131.3	92.6	41.8%
Engineered Systems	11.9	11.5	3.5%	29.9	37.4	(20.1)%
Corporate expense (a)	(15.8)	(15.7)	0.6%	(46.6)	(119.3)	(60.9)%
Operating income	245.2	189.6	29.3%	698.2	429.2	62.7%
Interest and debt expense, net (a)	(22.0)	(23.8)	(7.6)%	(66.8)	(67.3)	(0.7)%
Gain (loss) on debt extinguishment (a)	—	—	*	10.6	(13.4)	*
Non-service retirement benefit income	2.9	2.8	3.6%	8.6	8.4	2.4%
Other income (expense), net	5.2	(0.7)	*	5.2	4.4	18.2%
Income before income taxes	231.3	167.9	37.8%	655.8	361.3	81.5%
Provision for income taxes (b)	53.1	33.8	57.1%	93.7	77.8	20.4%
Net income including noncontrolling interest	178.2	134.1	32.9%	562.1	283.5	98.3%
Less: Net income (loss) attributable to noncontrolling interest	(0.1)	—	*	(0.1)	—	*
Net income attributable to Teledyne	$178.3	$134.1	33.0%	$562.2	$283.5	98.3%
* not meaningful
a)    The third quarter and first nine months of 2022 includes pretax charges of $40.9 million and $127.4 million in acquired intangible asset amortization related to FLIR, respectively. The third quarter of 2021 includes pretax charges of $82.6 million related to the acquisition of FLIR, of which, $82.3 million was recorded in the Digital Imaging segment and $0.3 million was recorded to corporate expense. The first nine months of 2021 includes pretax charges of $259.8 million related to the acquisition of FLIR, of which, $152.5 million was recorded in the Digital Imaging segment, $76.7 million was recorded to corporate expense and $30.6 million was recorded to interest and debt expense.
b)    The third quarter and first nine months of 2022 includes net discrete income tax benefits of $0.3 million and $57.8 million, respectively. The third quarter and first nine months of 2021 includes net discrete income tax benefits of $6.3 million and $8.5 million, respectively.

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	October 2, 2022	January 2, 2022
ASSETS
Cash and cash equivalents	$479.3	$474.7
Accounts receivable and unbilled receivables, net	1,079.9	1,083.8
Inventories, net	834.1	752.9
Prepaid expenses and other current assets	126.1	118.0
Total current assets	2,519.4	2,429.4
Property, plant and equipment, net	747.9	827.5
Goodwill and acquired intangible assets, net	10,140.0	10,728.3
Prepaid pension assets	141.3	123.7
Other assets, net	282.8	321.4
Total assets	$13,831.4	$14,430.3
LIABILITIES AND EQUITY
Accounts payable	$499.5	$469.5
Accrued liabilities	619.0	1,028.9
Current portion of long-term debt	300.0	—
Total current liabilities	1,418.5	1,498.4
Long-term debt, net of current portion	3,618.4	4,099.4
Other long-term liabilities	1,131.6	1,210.5
Total liabilities	6,168.5	6,808.3
Total equity	7,662.9	7,622.0
Total liabilities and equity	$13,831.4	$14,430.3

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER AND NINE MONTHS ENDED OCTOBER 2, 2022 AND OCTOBER 3, 2021
(Unaudited - in millions, except per share amounts)

	Third Quarter 2022			Third Quarter 2021
	Income before income taxes	Net income attributable to Teledyne	Diluted earnings per common share	Income before income taxes	Net income attributable to Teledyne	Diluted earnings per common share
GAAP	$231.3	$178.3	$3.74	$167.9	$134.1	$2.81
Adjusted for specified items:
FLIR transaction and integration costs	—	—	—	1.8	1.7	0.04
FLIR inventory step-up expense	—	—	—	35.2	27.1	0.57
Acquired intangible asset amortization	48.9	37.4	0.78	55.3	42.6	0.88
Acquisition-related tax matters	—	0.8	0.02	—	1.7	0.04
Non-GAAP	$280.2	$216.5	$4.54	$260.2	$207.2	$4.34

	Nine Months 2022			Nine Months 2021
	Income before income taxes	Net income attributable to Teledyne	Diluted earnings per common share	Income before income taxes	Net income attributable to Teledyne	Diluted earnings per common share
GAAP	$655.8	$562.2	$11.79	$361.3	$283.5	$6.58
Adjusted for specified items:
FLIR transaction and integration costs	—	—	—	102.2	88.2	2.05
FLIR inventory step-up expense	—	—	—	58.6	45.1	1.04
Acquired intangible asset amortization	153.8	118.1	2.48	97.9	75.3	1.75
Acquisition-related tax matters	—	(48.6)	(1.03)	—	14.1	0.33
Bridge loan and debt extinguishment fees	—	—	—	30.6	23.3	0.54
Non-GAAP	$809.6	$631.7	$13.24	$650.6	$529.5	12.29

	Third Quarter 2022		Third Quarter 2021
	Operating income	Operating margin	Operating income	Operating margin
GAAP	$245.2	18.0%	$189.6	14.5%
Adjusted for specified items:
FLIR transaction and integration costs	—		1.8
FLIR inventory step-up expense	—		35.2
Acquired intangible asset amortization	48.9		55.3
Non-GAAP	$294.1	21.6%	$281.9	21.5%

	Nine Months 2022		Nine Months 2021
	Operating income	Operating margin	Operating income	Operating margin
GAAP	$698.2	17.3%	$429.2	13.3%
Adjusted for specified item:
FLIR transaction and integration costs	—		102.2
FLIR inventory step-up expense	—		58.6
Acquired intangible asset amortization	153.8		97.9
Non-GAAP	$852.0	21.1%	$687.9	21.2%

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions, except per share amounts)

	October 2, 2022	January 2, 2022
Current portion of long-term debt - GAAP	$300.0	$—
Long-term debt - GAAP	3,618.4	4,099.4
Total debt - non-GAAP	3,918.4	4,099.4
Less cash and cash equivalents - GAAP	(479.3)	(474.7)
Net debt - non-GAAP	$3,439.1	$3,624.7

	Fourth Quarter 2022		Total Year 2022
	Low	High	Low	High
GAAP Diluted Earnings Per Common Share Outlook	$3.67	$3.80	$15.46	$15.60
Adjusted for specified non-GAAP item:
Acquired intangible asset amortization	0.79	0.76	3.27	3.24
Acquisition-related tax matters	—	—	(1.03)	(1.04)
Non-GAAP Diluted Earnings Per Common Share Outlook	$4.46	$4.56	$17.70	$17.80

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, and to aid in comparability with our competitors, investors and financial analysts may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations or assist in understanding our operations pre-acquisition. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management, investors and financial analysts with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. The company’s 2022 diluted earnings per common share guidance is also presented on a non-GAAP basis.
The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance and benchmark our results against our historical performance and the performance of our peers.
Our non-GAAP measures are as follows:
Non-GAAP income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provided a supplemental view of income before taxes, net income, and diluted earnings per common share. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, bridge loan and debt extinguishment fees, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions, the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws, and the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in the tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We also adjust for any post-acquisition interest on certain income tax reserves related to FLIR. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.

Non-GAAP total debt and net debt
We define non-GAAP total debt as the sum of current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this supplemental non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP diluted earnings per common share outlook
These non-GAAP measures represent our earnings per common share outlook for the third quarter 2022 and total year 2022 on a fully diluted basis, excluding acquired intangible asset amortization for all acquisitions and acquisition-related tax matters.
Non-GAAP cash provided by operations and free cash flow and adjusted free cash flow
We define adjusted cash provided by operating activities as cash provided by operating activities (a measure prescribed by GAAP) adjusted for the payment of a pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary in Sweden. We define free cash flow as cash provided by operating activities (a measure prescribed by GAAP) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of cash paid for transaction related expenses for the FLIR acquisition on a net of tax basis as well as the payment of a pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary in Sweden. We believe that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Non-GAAP line items used in previous tables
Management excludes the effect of each of the acquisition related items identified below to arrive at the applicable non-GAAP financial measure referenced in the previous tables for the reasons set forth below with respect to that item:
•    FLIR transaction and integration costs – Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are expenses incurred in connection with our acquisition of FLIR and primarily include legal, accounting, other professional fees as well as integration-related costs such as employee separation costs and facility lease impairments. Employee separation costs include required change-in-control payments, cash settlement of FLIR employee and director stock awards, as well as other employee severance amounts. We exclude these costs from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•FLIR inventory step-up expense – The purchase accounting entries associated with our acquisition of FLIR require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. Included in our GAAP presentation, the increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.
•    Acquired intangible asset amortization – We believe that excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, provides an alternative way for investors to compare our operations pre-acquisition to those post acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•Bridge loan and debt extinguishment fees – Included in our GAAP presentation of interest and debt expense are expenses incurred in connection with the financing activities to fund the FLIR acquisition. We exclude these acquisition related expenses, many of which are one-time costs, from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•Acquisition-related tax matters – Included in our tax provision is post-acquisition interest on certain income tax reserves related to FLIR, as well as the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. Also, in June 2021, the United Kingdom Parliament enacted legislation to increase the corporate tax rate to 25% effective April 2023. Accordingly, the tax rate changes required us to remeasure our deferred taxes related to acquired intangible assets. We exclude these impacts from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.

APPENDIX A
The following tables are presented to show the reconciliation of GAAP operating income to non-GAAP operating income by segment for 2022 and 2021.
TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SUMMARY OF QUARTERLY OPERATING INCOME
(Unaudited - in millions)

	Third Quarter 2022
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$133.7	$44.7	$178.4
Instrumentation	71.1	4.0	75.1
Aerospace and Defense Electronics	44.3	0.2	44.5
Engineered Systems	11.9	—	11.9
Corporate expense	(15.8)	—	(15.8)
Total	$245.2	$48.9	$294.1

	Nine Months 2022
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$367.3	$139.6	$506.9
Instrumentation	216.3	13.6	229.9
Aerospace and Defense Electronics	131.3	0.6	131.9
Engineered Systems	29.9	—	29.9
Corporate expense	(46.6)	—	(46.6)
Total	$698.2	$153.8	$852.0

	Third Quarter 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$94.9	$50.1	$35.2	$1.5	$181.7
Instrumentation	63.0	5.0	—	—	68.0
Aerospace and Defense Electronics	35.9	0.2	—	—	36.1
Engineered Systems	11.5	—	—	—	11.5
Corporate expense	(15.7)	—	—	0.3	(15.4)
Total	$189.6	$55.3	$35.2	$1.8	$281.9

	Nine Months 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$231.5	$82.1	$58.6	$25.5	$397.7
Instrumentation	187.0	15.2	—	—	202.2
Aerospace and Defense Electronics	92.6	0.6	—	—	93.2
Engineered Systems	37.4	—	—	—	37.4
Corporate expense	(119.3)	—	—	76.7	(42.6)
Total	$429.2	$97.9	$58.6	$102.2	$687.9